                                                                   Exhibit 10.18


March 26, 1996


Mr. Robert C. Hange
29 Puritan Drive
Bedford, NH 03110

Dear Bob:

This letter will document final details of your offer of employment with Donnelly Corporation as they have been amended in discussions since our initial offer. You will fill the new position of Chief Operating Officer for Donnelly European Operations. We are very enthusiastic regarding your joining our company and believe that you will find Donnelly an excellent environment in which to invest your career.

Our offer to you is based on the assumption that you will work for Donnelly as a permanent German resident rather than an expatriate, however, we are including certain features in your package to help you make the transition in the first year. You will report to me as the CEO of Donnelly and will work (at least initially) from an office located in Collenberg, Germany. The details of your offer include:

     1. A base salary of 30,583.00 DM month. This equate to an annual salary of 367,000 DM. Our policy is to review salaries for all officers annually after the close of our fiscal year. You will be eligible for review in August/September and the Board takes action regarding officer salaries in October of each year.

     2. In order to make an adjustment in your earnings power to compensate for a different tax structure in Germany, Donnelly will provide an additional $35,000 annually ($248,000 of base salary in U.S. dollars x 14% tax tax differential). This amount will remain fixed each year and will be paid to you during the year through the normal payroll process.

     3. An annual bonus will be provided which is linked to the achievement of specific business and individual goals. Achieving plan performance would result in a bonus of approximately 35% of base salary. Exceptional performance over plan goals can earn a bonus of up to 60% of base salary. Should you accept this offer, I will meet with you shortly after you begin work at Donnelly to establish specific goals for the upcoming year. Bonus awards are typically paid in September, after the close of our fiscal year. This program will begin for you in fiscal 1997. Note: this item will not be adjusted for taxes in that this bonus range is already significantly higher than the competitive market in Europe.

         This combination of your bonus and base salary will position your annual cash compensation well above the 75th percentile of German executives who have broad responsibilities for operations throughout Europe.

B. Hange
March 26, 1996
Page 2


     4. It is customary for Donnelly to consider long-term compensation awards for executives annually, based on competitive market comparisons and on individual contributions made to the business. Long-term incentive compensation would typically consist of annual stock options grants and performance unit grants. The initial stock options grants and performance unit grants (referenced below) will be priced at fair market value on the date of your acceptance of the employment offer made to you. Subsequent grants will be priced as of the date given. Stock options are exercisable after one year of receiving them and no later than ten years of receiving them. Performance unit grants are paid out in cash five years after they are granted.

     5. A special one-time consideration is being offered to recognize the adjustments that will be required in making a transition to Donnelly. This one-time consideration will include four components:

             a. Donnelly will establish an executive deferred compensation plan within one year of your date of hire. After completion of your first and second year of work, Donnelly will deposit $25,000 (each year) into this plan on your behalf. Following that, all deposits to your deferred compensation plan will be at your discretion.

             b. Donnelly is offering you a stock option for 7,500 shares and 7,500 performance unit shares upon your employment with Donnelly. These grants will be confirmed at the time of your acceptance of this offer and will be governed by the terms of Donnelly plans for these programs.

             c. To support the transition of living in a new country and becoming an efficient buyer of services, we will provide two months of salary to you in the form of a two year loan that will be forgiven in equal amounts over that period of time. If you choose to leave Donnelly prior to two years, you will repay Donnelly on a prorated basis for the remainder of the loan. If you are separated for reasons other than cause, the loan will be forgiven.

             d. To support the integration of your son into the German school system, we will provide $10,000/year for two years after your date of hire to help defray expenses associated with his education. In the event that you leave Donnelly during this time (for any reason), Donnelly will carry these costs for 30 days following separation to allow time for other arrangements to be made.

B. Hange
March 26, 1996
Page 3


             e. To provide assistance in learning how to manage your finances in Germany, Donnelly will provide a tax advisor at company expense during your first year of residency.

             f. Donnelly will provide one paid visit for you and your family to visit family members in the United States during your first eighteen months of residency in Germany. This will be in addition to your twelve trips to Europe to conclude business associated with moving.

     6. You will receive a company car valued at between 60-70,000 DM which equates to a BMW 535i. Car expenses will be covered for insurance, maintenance, and fuel expense.

     7. Donnelly offers a comprehensive package of health insurance and pension which are consistent with legislative requirements for Germany. Vacation is six weeks. You will be provided with descriptions of all plans and I believe you will find our benefit options to be strong in protecting you and your family. In addition, Donnelly will assume annual premiums on your life insurance policy which was purchased by Freudenberg-NOK for an annual cost of $6,324.

     8.  Our relocation package will include:

             a. Administrative costs associated with purchasing a home in Germany and real estate fees and closing costs on the sale of your existing home. These costs will be "grossed up" for taxes.

             b. Moving expenses for you, your family, and personal belongings (per company policy). We will select a mover for you or reimburse a mover of your choice upon receiving two estimates. We have agreed also to move your wine collection valued at $10,000 (please provide an appraisal for this item) and to transport one vehicle to Europe for you. All other items have been described to us as normal household furnishings.

             c. Temporary living expenses in Germany for six months if required. Of course, we assume that you will be interested in locating more permanent living arrangements as soon as possible after accepting a position with Donnelly.

             d. Travel expenses for twelve trips between the US and Germany to conclude all necessary arrangements for moving you and your

B. Hange
March 26, 1996
Page 4


                 family. If two of you travel together, that will be considered two trips.

             e. In the event that you are unable to sell your home by July 4, 1996, Donnelly will facilitate your move by purchasing your home for its appraised value. We will establish the appraised value of your home by taking the average of two independent appraisals.

     9. In the event that you are involuntarily separated from Donnelly for any reason other than cause, we will provide a severance plan that provides 12 months of base salary and benefits, subject to a noncompete agreement in our specific area of business and closure on a separation agreement. In this event, Donnelly will cover the costs of moving you and your family back to the United States. Any special considerations that have not been paid (in item number 5 of this offer) will be forfeited.

     10. In the event that you choose to leave Donnelly, you will receive all benefits for which you are vested per plan descriptions. Special considerations that have not been paid (in item number 5 of this offer) will be forfeited.

     11. In the event that there is a change in control regarding ownership of the company, all stock options and performance units will be vested consistent with the applicable plan descriptions. Also, a change in control or ownership of the company will obligate Donnelly to provide you with the cost of moving expenses for you and your family back to the United States within the first six months of the change of control.

We are very pleased to offer you a very strong and competitive package. As you know, it is also a very unusual package in that you are being provided with a solid transition package to help you make the adjustment from being a U.S. executive to being a European one.

In an effort to be helpful, we will make our advisors at Towers Perrin available to you to respond to any questions that you may have. Based on analysis that has been done by our staff in conjunction with Towers Perrin, your annual compensation would be increased substantially by joining Donnelly compared to your previous employment and is very strong compared to other European executives. While this is not a full expatriate package, since we consider you to be a national for this position, it is a hybrid package that is more comparable to an expatriate package than a national one. We hope you see the same potential that we do to steadily increase your compensation in the future.

B. Hange
March 26, 1996
Page 5


All matters not specified here will be handled in accordance with company policy. We will provide you with all appropriate policies and plan descriptions promptly. I believe that you will find all of them very competitive and supportive.

Of course, we understand that you will need time to assess the financial implications of this opportunity. This offer will remain open until the close of business on March 27, 1996.

On behalf of myself, the Board of Directors, and the senior management team at Donnelly, we are looking forward to having you and your family join our company. I am convinced that you will help us make this an even stronger company and I am personally looking forward to working with you.

Sincerely,

DONNELLY CORPORATION



Dwane Baumgardner
Chairman of the Board

DB/mk
Enclosure